Exhibit 99.1

PRESS RELEASE

ERA GROUP INC. REPORTS
THIRD QUARTER 2015 RESULTS

Houston, Texas
November 4, 2015
FOR IMMEDIATE RELEASE — Era Group Inc. (NYSE: ERA) today reported net income of $0.9 million, or $0.04 per diluted share, for its third quarter ended September 30, 2015 (“current quarter”) on operating revenues of $69.7 million compared to net income for the quarter ended September 30, 2014 (“prior year quarter”) of $4.3 million, or $0.21 per diluted share, on operating revenues of $90.5 million.
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $17.1 million in the current quarter compared to $22.4 million in the prior year quarter. EBITDA adjusted to exclude gains on asset dispositions and special items was $15.3 million in the current quarter compared to $24.8 million in the prior year quarter. Gains on asset dispositions totaled $1.8 million in the current quarter compared to immaterial gains in the prior year quarter. Special items in the current quarter were immaterial. Special items in the prior year quarter consisted of a pre-tax charge of $2.5 million due to severance expenses related to our former Chief Executive Officer.
“The third quarter proved to be a very challenging one as conditions further deteriorated in our key geographical markets,” said Chris Bradshaw, President and Chief Executive Officer of Era Group Inc. “As the WTI crude oil price dropped from approximately $60 per barrel at the end of June to below $40 per barrel in mid-August, our customer base responded with renewed emphasis on cost reduction measures, which negatively impacted our operating revenues.”
“We believe the challenging industry conditions prevalent in 2015 are likely to continue for the next several quarters. We operate in a dynamic industry, and cost management is an ongoing process. We began adjusting our organization and cost structure with a management realignment and reduction in force in October and November 2014, and our focus on realizing cost savings has continued throughout 2015 and included all aspects of our business. Last month, we began an additional round of cost control measures, including further headcount reductions.”
“Era has a strong balance sheet and ample liquidity to withstand the pressures of a prolonged market downturn, and we will continue to protect our balance sheet to ensure the security of our business. Despite the unfavorable industry conditions, we have continued to generate strong, positive operating cash flows.”
Third Quarter Results
Operating revenues in the current quarter were $20.8 million lower than the prior year quarter primarily due to lower utilization of our helicopters and the sale of our fixed base operations (“FBO”) in Alaska.
Operating expenses were $11.3 million lower in the current quarter primarily due to decreased fuel, personnel and repairs and maintenance expenses.
Administrative and general expenses were $1.7 million lower primarily due to severance-related expenses for our former Chief Executive Officer recognized in the prior year quarter, partially offset by increased professional service fees in the current quarter.

Gains on asset dispositions were $1.8 million higher in the current quarter. In the current quarter, we sold four helicopters for gains of $0.5 million. In addition, we recognized gains of $0.6 million related to the early buy-out of two helicopter leases by a customer and $0.7 million related to other equipment sales. There were no significant asset sales in the prior year quarter.
Unrealized derivative losses of $1.7 million in the prior year quarter were primarily due to the revaluation to market of forward currency contracts. We did not have any forward currency contracts in the current quarter.
Income tax expense was $1.5 million lower in the current year quarter primarily due to lower pre-tax income, partially offset by a higher effective income tax rate.
Equity earnings were $1.7 million lower in the current quarter primarily due to losses of $0.3 million from our interest in Dart Holding Company Ltd. (“Dart”) as well as a $1.5 million after-tax gain on the sale of our 51% interest in Lake Palma S.A. (“Lake Palma”) in the prior year quarter.
Nine Months Results
The Company reported net income of $12.2 million, or $0.59 per diluted share, for the nine months ended September 30, 2015 (“current nine months”) on operating revenues of $207.9 million compared to net income for the nine months ended September 30, 2014 (“prior nine months”) of $13.9 million, or $0.68 per diluted share, on operating revenues of $256.5 million. In addition to the gains on asset dispositions and special items noted below, the current nine months also included $2.3 million of foreign currency losses primarily due to the strengthening of the U.S. dollar resulting in losses on our euro denominated cash balances and forward contracts.
EBITDA was $64.9 million in the current nine months compared to $67.3 million in the prior nine months. EBITDA adjusted to exclude gains on asset dispositions and special items was $46.7 million in the current nine months compared to $66.1 million in the prior nine months. Special items in the current nine months consisted of a $12.9 million pre-tax gain on the sale of our FBO business in Alaska and a $0.2 million gain on the repurchase of a portion of our 7.750% senior unsecured notes (the “7.750% Senior Notes”). Special items in the prior nine months consisted of a $2.5 million pre-tax impairment charge related to a note receivable and a pre-tax charge of $2.5 million due to severance-related expenses for our former Chief Executive Officer. Gains on asset dispositions were $5.0 million in the current nine months compared to $6.1 million in the prior nine months.
Operating revenues in the current nine months were $48.6 million lower than in the prior nine months primarily due to lower utilization of our medium helicopters and the sale of our FBO business in Alaska.
Operating expenses were $32.2 million lower primarily due to decreased repairs and maintenance expenses, fuel and personnel costs.
Administrative and general expenses were $2.6 million lower primarily due to severance expenses related to changes in senior management in the prior nine months and reduced headcount in the current nine months, partially offset by increased professional service fees.
Equity earnings were $3.0 million lower primarily due to the gain on sale of Lake Palma in the prior nine months, the corresponding loss of Lake Palma earnings, and incremental losses from Dart in the current nine months.
Sequential Quarter Results
Operating revenues in the current quarter were $1.0 million lower than in the quarter ended June 30, 2015 (“preceding quarter”) primarily due to fewer aircraft on contract in Alaska, lower search and rescue revenues and the sale of the FBO, partially offset by the seasonal increase of flightseeing activity in Alaska.

Operating expenses were $3.2 million higher compared to the preceding quarter primarily due to reduced vendor credits, the increase of seasonal activities, increased part sales to our Brazilian joint venture and start-up costs related to the introduction of new helicopter models and the launch of our new offshore business in Colombia.
Administrative and general expenses were $0.5 million higher primarily due to increased professional service fees and information technology costs, partially offset by decreased compensation and employee costs due to reduced headcount.
Gains on asset dispositions were $2.1 million higher compared to the preceding quarter.
EBITDA was $16.1 million lower compared to the preceding quarter. EBITDA adjusted to exclude gains or losses on asset dispositions and special items was $5.2 million lower.
Net income was $10.5 million lower compared to the preceding quarter. Excluding the $12.9 million pre-tax gain on the sale of the FBO and the one-time net deferred tax expense of $1.0 million in connection with the Sicher Helicopters SAS acquisition in Colombia, net income would have been $3.3 million lower.
Fleet Update
We took delivery of one S92 heavy helicopter in September 2015, which was placed in service in October.
At the end of October, our Brazilian joint venture, Aeróleo Taxi Aero S/A (“Aeróleo”), received notice from Petroleo Brazileiro S.A. (“Petrobras”) of Petrobras’ intention to renew the existing contracts for three H225 heavy helicopters with Aeróleo for an additional 60 days effective as of November 5, 2015. During this interim period, Aeróleo will continue efforts to secure a long-term extension of those heavy helicopter contracts with Petrobras.
We continue to experience excess capacity in our medium helicopters, and we expect excess capacity in our heavy helicopters to increase beginning in the fourth quarter of 2015.  Excess helicopters include our helicopters other than those under customer contracts, undergoing maintenance or dedicated for charter activity.  We are participating in several competitive bids to place some or all of the excess medium and heavy helicopters on contract.  If we are not successful in securing sufficient new projects, our financial results will be negatively impacted. In addition, we may sell certain helicopters on an opportunistic basis consistent with our stated strategy.
Capital Commitments
Subsequent to September 30, 2015, we signed a contract amendment which provides Era with additional flexibility with respect to certain orders and options for new helicopter deliveries, including a reduction in the aggregate amount of firm capital commitments and a deferral in the timing of delivery dates and deposit payments. We remain in dialogue with our long-term partners at the helicopter manufacturers and expect that those commercial conversations will result in additional contract modifications that will further reduce our near-term capital commitments by deferring additional helicopter delivery dates.
Our unfunded capital commitments as of October 30, 2015 consisted primarily of orders for helicopters and totaled $174.5 million, of which $37.4 million is payable during 2015 with the balance payable through 2018. We also had $1.6 million of deposits paid on options not yet exercised. We may terminate $127.0 million of our total commitments (inclusive of deposits paid on options not yet exercised) without further liability other than aggregate liquidated damages of $3.2 million.
Included in these capital commitments are agreements to purchase nine AW189 heavy helicopters, three S92 heavy helicopters and five AW169 light twin helicopters. The AW189 and S92 helicopters are scheduled to be delivered beginning in 2015 through 2018. Delivery dates for the AW169 helicopters have yet to be determined. In addition, the Company had outstanding options to purchase up to an additional ten AW189 helicopters and three S92 helicopters. If these options are exercised, the helicopters would be scheduled for delivery beginning in 2017 through 2018.

Capital Allocation and Liquidity
During the current quarter, we repurchased 131,984 shares of Era Group Inc. common stock for $2.1 million at an average price of $15.65 per share.
We repurchased $15.0 million of our 7.750% Senior Notes at prices ranging from 97.25 to 97.50 during the current quarter. In October 2015, we repurchased an additional $19.9 million of our 7.750% Senior Notes at prices ranging from 93.00 to 95.00, raising our total repurchases of the 7.750% Senior Notes to $44.8 million in 2015. At the current borrowing rate under our senior secured revolving credit facility, the aggregate 7.750% Senior Notes repurchases imply annualized interest expense savings of $2.4 million.
The repurchase of common stock and 7.750% Senior Notes during the current quarter was funded with existing cash balances, cash from operating activities and proceeds from asset dispositions. The repurchase of 7.750% Senior Notes in October was funded by borrowings under our senior secured revolving credit facility.
As of September 30, 2015, we had cash balances and like-kind-exchange escrow deposits totaling $15.8 million and remaining availability under our senior secured revolving credit facility of $227.2 million.
Conference Call
Management will conduct a conference call starting at 10:00 a.m. ET (9:00 a.m. CT) on Thursday, November 5, 2015, to review the results for the third quarter ended September 30, 2015. The conference call can be accessed as follows:
All callers will need to reference the access code 775416.
Within the U.S.: Operator Assisted Toll-Free Dial-In Number: (888) 801-6499
Outside the U.S.: Operator Assisted International Dial-In Number: (913) 981-5510
Replay
A telephone replay will be available through December 4, 2015 and may be accessed by calling (888) 203-1112 for domestic callers or (719) 457-0820 for international callers. An audio replay will also be available on the Company’s website at www.eragroupinc.com shortly after the call and will be accessible for approximately 90 days.
For additional information concerning Era Group, contact Andrew Puhala at (713) 369-4646 or visit Era Group’s website at www.eragroupinc.com.

About Era Group
Era Group is one of the largest helicopter operators in the world and the longest serving helicopter transport operator in the U.S. In addition to servicing its U.S. customers, Era Group also provides helicopters and related services to third-party helicopter operators and customers in other countries, including Brazil, Colombia, India, Norway, Spain and the United Kingdom. Era Group’s helicopters are primarily used to transport personnel to, from and between offshore oil and gas production platforms, drilling rigs and other installations.
Certain statements discussed in this release as well as in other reports, materials and oral statements that the Company releases from time to time to the public include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements concerning management's expectations, strategic objectives, business prospects, anticipated performance and financial condition and other similar matters involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements discussed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others, the Company’s dependence on, and the cyclical and volatile nature of, offshore oil and gas exploration, development and production activity, and the impact of general economic conditions and fluctuations in worldwide prices of and demand for oil and natural gas on such activity levels; the Company’s reliance on a small number of customers and reduction of our customer base resulting from consolidation; risks inherent in operating helicopters; the Company’s ability to maintain an acceptable safety record; the Company’s ability to successfully expand into other geographic and helicopter service markets; the impact of increased United States (“U.S.”) and foreign government regulation and legislation, including potential government implemented moratoriums on drilling activities; risks of engaging in competitive processes or expending significant resources, with no guaranty of recoupment; risks of a grounding of all or a portion of the Company’s fleet for extended periods of time or indefinitely; risks that the Company’s customers reduce or cancel contracted services or tender processes; the Company’s reliance on a small number of helicopter manufacturers and suppliers; risks associated with political instability, governmental action, war, acts of terrorism and changes in the economic condition in any foreign country where the Company does business, which may result in expropriation, nationalization, confiscation or deprivation of its assets or result in claims of a force majeure situation; the impact of declines in the global economy and financial markets; the impact of fluctuations in foreign currency exchange rates on the Company’s cost to purchase helicopters, spare parts and related services and on asset values; the Company’s credit risk exposure; the Company’s ongoing need to replace aging helicopters; the Company’s reliance on the secondary used helicopter market to dispose of older helicopters; the Company’s reliance on information technology; the impact of allocation of risk between the Company and its customers; the liability, legal fees and costs in connection with providing emergency response services; risks associated with the Company’s debt structure; operational and financial difficulties of the Company’s joint ventures and partners; conflict with the other owners of the Company’s non-wholly owned subsidiaries and other equity investees; adverse results of legal proceedings; adverse weather conditions and seasonality; adequacy of the Company’s insurance coverage; the attraction and retention of qualified personnel; restrictions on the amount of foreign ownership of the Company’s common stock; and various other matters and factors, many of which are beyond the Company’s control. In addition, these statements constitute Era Group's cautionary statements under the Private Securities Litigation Reform Act of 1995. It is not possible to predict or identify all such factors. Consequently, the foregoing should not be considered a complete discussion of all potential risks or uncertainties. The words "estimate," "project," "intend," "believe," "plan" and similar expressions are intended to identify forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made. Era Group disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in Era Group's expectations or any change in events, conditions or circumstances on which the forward-looking statement is based. The forward-looking statements in this release should be evaluated together with the many uncertainties that affect the Company's businesses, particularly those mentioned under "Risk Factors" in Era Group's Annual Report on Form 10-K for the year ended December 31, 2014, in Era Group's subsequent Quarterly Reports on Form 10-Q and in Era Group's current reporting on Form 8-K (if any), which are incorporated by reference.

ERA GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Operating revenues	$69,741	$90,510	$207,894	$256,533
Costs and expenses:
Operating	43,007	54,282	126,396	158,601
Administrative and general	11,238	12,941	31,760	34,340
Depreciation and amortization	12,186	11,746	35,186	34,458
Total costs and expenses	66,431	78,969	193,342	227,399
Gains on asset dispositions, net	1,813	42	4,959	6,072
Operating income	5,123	11,583	19,511	35,206
Other income (expense):
Interest income	232	130	800	418
Interest expense	(3,121)	(3,629)	(9,547)	(11,222)
Gain (loss) on debt extinguishment	(16)	—	248	—
Derivative gains (losses), net	8	(1,703)	(14)	(1,744)
Note receivable impairment	—	—	—	(2,457)
Foreign currency gains (losses), net	146	(485)	(2,271)	(521)
Gain on sale of FBO	—	—	12,946	—
Other, net	—	(3)	(9)	10
Total other income (expense)	(2,751)	(5,690)	2,153	(15,516)
Income before income taxes and equity earnings	2,372	5,893	21,664	19,690
Income tax expense	1,343	2,868	9,426	8,130
Income before equity earnings	1,029	3,025	12,238	11,560
Equity earnings (losses), net of tax	(376)	1,286	(719)	2,321
Net income	653	4,311	11,519	13,881
Net loss (income) attributable to non-controlling interest in subsidiary	208	(45)	633	51
Net income attributable to Era Group Inc.	$861	$4,266	$12,152	$13,932

Earnings per common share, basic	$0.04	$0.21	$0.59	$0.69
Earnings per common share, diluted	$0.04	$0.21	$0.59	$0.68

Weighted average common shares outstanding, basic	20,260,514	20,098,239	20,243,653	20,039,609
Weighted average common shares outstanding, diluted	20,287,069	20,163,990	20,292,782	20,108,399

EBITDA	$17,071	$22,424	$64,878	$67,273
Adjusted EBITDA	$17,087	$24,886	$51,684	$72,192
Adjusted EBITDA excluding Gains	$15,274	$24,844	$46,725	$66,120

ERA GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in thousands, except share and per share amounts)

	Three Months Ended
	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014
Operating revenues	$69,741	$70,738	$67,415	$74,689	$90,510
Costs and expenses:
Operating	43,007	39,784	43,605	45,772	54,282
Administrative and general	11,238	10,779	9,743	9,647	12,941
Depreciation and amortization	12,186	11,398	11,602	11,854	11,746
Total costs and expenses	66,431	61,961	64,950	67,273	78,969
Gains (losses) on asset dispositions, net	1,813	(242)	3,388	29	42
Operating income	5,123	8,535	5,853	7,445	11,583
Other income (expense):
Interest income	232	317	251	122	130
Interest expense	(3,121)	(2,881)	(3,545)	(3,556)	(3,629)
Gain (loss) on debt extinguishment	(16)	—	264	—	—
Derivative gains (losses), net	8	(10)	(12)	800	(1,703)
Foreign currency gains (losses), net	146	543	(2,960)	(1,856)	(485)
Gain on sale of FBO	—	12,946	—	—	—
Other, net	—	(9)	—	(14)	(3)
Total other income (expense)	(2,751)	10,906	(6,002)	(4,504)	(5,690)
Income (loss) before income taxes and equity earnings	2,372	19,441	(149)	2,941	5,893
Income tax expense (benefit)	1,343	8,138	(55)	155	2,868
Income before equity earnings (losses)	1,029	11,303	(94)	2,786	3,025
Equity earnings (losses), net of tax	(376)	(198)	(145)	354	1,286
Net income (loss)	653	11,105	(239)	3,140	4,311
Net loss (income) attributable to non-controlling interest in subsidiary	208	228	197	45	(45)
Net income (loss) attributable to Era Group Inc.	$861	$11,333	$(42)	$3,185	$4,266

Earnings (loss) per common share, basic	$0.04	$0.55	$—	$0.16	$0.21
Earnings (loss) per common share, diluted	$0.04	$0.55	$—	$0.16	$0.21

Weighted average common shares outstanding, basic	20,260,514	20,273,780	20,195,955	20,173,583	20,098,239
Weighted average common shares outstanding, diluted	20,287,069	20,332,657	20,195,955	20,232,025	20,163,990

EBITDA	$17,071	$33,205	$14,602	$18,583	$22,424
Adjusted EBITDA	$17,087	$20,259	$14,338	$18,583	$24,886
Adjusted EBITDA excluding Gains	$15,274	$20,501	$10,950	$18,554	$24,844

ERA GROUP INC. OPERATING REVENUES BY LINE OF SERVICE (unaudited, in thousands)

	Three Months Ended
	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014
Oil and gas:(1)
U.S. Gulf of Mexico	$42,132	$41,821	$41,913	$45,837	$52,870
Alaska	5,429	6,009	3,801	6,496	7,984
International	60	47	—	183	1,514
Total oil and gas	47,621	47,877	45,714	52,516	62,368
Dry-leasing	11,925	12,233	11,956	11,911	12,392
Search and rescue	4,418	4,989	5,238	5,650	5,666
Air medical services	1,854	1,914	2,367	2,301	2,569
Flightseeing	3,923	3,118	—	—	4,043
Fixed base operations	—	614	2,146	2,403	3,562
Eliminations	—	(7)	(6)	(92)	(90)
	$69,741	$70,738	$67,415	$74,689	$90,510

FLIGHT HOURS BY LINE OF SERVICE(2) (unaudited)

	Three Months Ended
	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014
Oil and gas:(1)
U.S. Gulf of Mexico	9,435	8,717	7,612	8,514	10,594
Alaska	797	732	290	560	939
International	22	14	—	—	—
Total oil and gas	10,254	9,463	7,902	9,074	11,533
Search and rescue	265	260	300	355	348
Air medical services	949	826	825	831	1,239
Flightseeing	1,502	1,118	—	—	1,505
	12,970	11,667	9,027	10,260	14,625
____________________

(1)	Primarily oil and gas services, but also includes revenues from activities such as firefighting and utility support.

(2)	Does not include hours flown by helicopters in our dry-leasing line of service.

ERA GROUP INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014
ASSETS	(unaudited)	(unaudited)	(unaudited)		(unaudited)
Current assets:
Cash and cash equivalents	$13,808	$17,002	$33,691	$40,867	$40,357
Receivables:
Trade, net of allowance for doubtful accounts	39,498	39,866	38,949	33,390	48,307
Other	2,513	2,110	2,567	2,062	1,679
Inventories, net	24,932	25,808	26,189	26,869	27,039
Prepaid expenses and other	3,055	3,847	4,081	2,661	1,712
Deferred income taxes	2,276	2,507	2,167	1,996	2,065
Escrow deposits	2,297	6,762	2,800	—	—
Total current assets	88,379	97,902	110,444	107,845	121,159
Property and equipment	1,175,693	1,192,445	1,171,548	1,171,267	1,128,510
Accumulated depreciation	(311,070)	(314,484)	(315,399)	(308,141)	(296,294)
Net property and equipment	864,623	877,961	856,149	863,126	832,216
Equity investments and advances	30,256	30,945	31,397	31,753	31,641
Goodwill	1,589	1,823	352	352	352
Intangible assets	1,411	1,410	—	—	—
Other assets	12,522	14,547	15,156	14,098	14,794
Total assets	$998,780	$1,024,588	$1,013,498	$1,017,174	$1,000,162

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$12,037	$12,026	$13,904	$15,120	$21,819
Accrued wages and benefits	7,861	7,293	6,822	7,521	9,651
Accrued interest	3,992	813	4,791	949	4,805
Accrued income taxes	7,415	7,613	37	267	1,029
Derivative instruments	71	192	275	1,109	1,991
Current portion of long-term debt	25,335	26,130	26,729	27,426	2,787
Other current liabilities	4,735	3,556	3,121	3,162	4,154
Total current liabilities	61,446	57,623	55,679	55,554	46,236
Long-term debt	242,873	267,671	277,424	282,118	277,390
Deferred income taxes	213,998	218,802	217,200	217,027	216,985
Deferred gains and other liabilities	1,956	1,994	1,937	2,111	2,898
Total liabilities	520,273	546,090	552,240	556,810	543,509

Redeemable noncontrolling interest	4,783	5,195	—	—	—
Equity:
Era Group Inc. stockholders’ equity:
Common stock	207	206	206	204	204
Additional paid-in capital	432,774	431,233	430,251	429,109	428,530
Retained earnings	43,949	43,088	31,755	31,797	28,612
Treasury shares, at cost	(2,632)	(563)	(560)	(551)	(547)
Accumulated other comprehensive income (loss), net of tax	92	(44)	93	95	99
Total Era Group Inc. stockholders’ equity	474,390	473,920	461,745	460,654	456,898
Non-controlling interest	(666)	(617)	(487)	(290)	(245)
Total equity	473,724	473,303	461,258	460,364	456,653
Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$998,780	$1,024,588	$1,013,498	$1,017,174	$1,000,162

Our management uses EBITDA and Adjusted EBITDA to assess the performance and operating results of our business. EBITDA is defined as Earnings before Interest (includes interest income and interest expense), Taxes, Depreciation and Amortization. Adjusted EBITDA is defined as EBITDA further adjusted for certain items noted in the reconciliation below that occur during the reported period. We include EBITDA and Adjusted EBITDA to provide investors with a supplemental measure of our operating performance. Neither EBITDA nor Adjusted EBITDA is a recognized term under generally accepted accounting principles in the U.S. (“GAAP”). Accordingly, they should not be used as an indicator of, or an alternative to, net income as a measure of operating performance. In addition, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements, such as debt service requirements. Because the definitions of EBITDA and Adjusted EBITDA (or similar measures) may vary among companies and industries, they may not be comparable to other similarly titled measures used by other companies.
The following table provides a reconciliation of Net Income, the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA (in thousands).

	Three Months Ended					Nine Months Ended
	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014	Sep 30, 2015	Sep 30, 2014
Net Income	$653	$11,105	$(239)	$3,140	$4,311	$11,519	$13,881
Depreciation and amortization	12,186	11,398	11,602	11,854	11,746	35,186	34,458
Interest income	(232)	(317)	(251)	(122)	(130)	(800)	(418)
Interest expense	3,121	2,881	3,545	3,556	3,629	9,547	11,222
Income tax expense (benefit)	1,343	8,138	(55)	155	2,868	9,426	8,130
EBITDA	$17,071	$33,205	$14,602	$18,583	$22,424	$64,878	$67,273
Special items (1)	16	(12,946)	(264)	—	2,462	(13,194)	4,919
Adjusted EBITDA	$17,087	$20,259	$14,338	$18,583	$24,886	$51,684	$72,192
Losses (gains) on asset dispositions, net (“Gains”)	(1,813)	242	(3,388)	(29)	(42)	(4,959)	(6,072)
Adjusted EBITDA excluding Gains	$15,274	$20,501	$10,950	$18,554	$24,844	$46,725	$66,120
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(1)	Special items include the following:

•	In the three months ended September 30, 2015, a pre-tax loss of less than $0.1 million on the extinguishment of debt related to the repurchase of a portion of our 7.750% Senior Notes;

•	In the three months ended June 30, 2015, a pre-tax gain of $12.9 million on the sale of our FBO in Alaska.

•	In the three months ended March 31, 2015, a pre-tax gain of $0.3 million on the extinguishment of debt related to the repurchase of a portion of our 7.750% Senior Notes;

•	In the three and nine months ended September 30, 2014, a pre-tax charge of $2.5 million for severance-related expenses for the Company’s former CEO; and

•	In the nine months ended September 30, 2014, a pre-tax impairment charge of $2.5 million on a note receivable from a foreign company with whom we participated in bids for contracts.

ERA GROUP INC. FLEET COUNTS (1) (unaudited)

	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015	Dec 31, 2014	Sep 30, 2014
Heavy:
H225	9	9	9	9	9

Medium:
AW139	39	39	39	39	39
B212	8	8	8	9	9
B412	2	3	3	6	6
S76 A++	2	2	2	2	2
S76 C+/C++	6	6	6	6	6
	57	58	58	62	62

Light—twin engine:
A109	7	7	7	9	9
BK-117	3	3	3	3	3
BO-105	3	3	—	—	—
EC135	17	19	19	20	20
EC145	5	5	5	5	5
	35	37	34	37	37

Light—single engine:
A119	16	17	17	17	17
AS350	31	31	35	35	35
	47	48	52	52	52
Total Helicopters	148	152	153	160	160
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(1)
Includes all owned, joint ventured, leased-in and managed helicopters and excludes helicopters fully paid for and delivered but not yet placed in service as of the applicable dates. We took delivery of one S92 heavy helicopter in September 2015, but it was not yet placed in service as of September 30, 2015 .